Exhibit 99.1

Cowen Announces Closing of $300 Million Term Loan Due 2028 and $25 Million Revolving Credit Facility Due 2026

Cowen Also Calls for Redemption its 7.35% Senior Notes Due 2027 and 3.00% Senior Convertible Notes Due 2022

NEW YORK — March 24, 2021 — Cowen Inc. (NASDAQ:COWN) (“Cowen” or the “Company) today announced the closing of the Company’s $300 million first lien term loan credit facility due March 24, 2028 (the “Term Loan”) and a $25 million senior secured revolving credit facility due 2026 (the “Revolving Facility”). Pursuant to the Term Loan, the Company borrowed $300 million of first lien term loans. Pursuant to the Revolving Facility, the lenders have agreed to make available up to $25 million of revolving credit loans and letters of credit to the Company. Amounts outstanding under the Term Loan and the Revolving Facility bear interest at an annual rate equal to, at the option of the Company, either LIBOR (adjusted for reserves) plus a margin of 3.25%, or an alternate base rate plus a margin of 2.25%.

The Company is using a portion of the proceeds from the Term Loan to redeem the currently outstanding $138 million principal amount of its 7.35% senior notes due 2027 (the “2027 Notes”) and the currently outstanding $88.1 million principal amount of its 3.00% Senior Convertible Notes due 2022 (the “Convertible Notes”).

The 2027 Notes will be redeemed on April 23, 20271 (the “2027 Notes Redemption Date”). The redemption of the 2027 Notes is being made pursuant to the terms of the 2027 Notes and the indenture governing the 2027 Notes. Following the redemption of the 2027 Notes, the 2027 Notes will be delisted from NASDAQ. The redemption price for the 2027 Notes will be equal to 100% of the principal amount of the 2027 Notes plus accrued and unpaid interest to, but excluding, the 2027 Notes Redemption Date. Interest on the 2027 Notes will cease to accrue on and after the Redemption Date. The Company has instructed The Bank of New York Mellon, as the trustee for the 2027 Notes, to distribute a Notice of Redemption to all currently registered holders of the 2027 Notes on March 24, 2021. Furthermore, the Company has deposited sufficient funds with The Bank of New York Mellon, as trustee under the indenture governing the 2027 Notes, to satisfy and discharge the 2027 Notes and the indenture governing the 2027 Notes.

The Convertible Notes will be redeemed on June 24, 2021 (the “Convertible Notes Redemption Date”). The redemption of the Convertible Notes is being made pursuant to the terms of the Convertible Notes and the indenture governing the Convertible Notes. The redemption price for the Convertible Notes will equal 100% of the aggregate principal amount of the Convertible Notes being redeemed, plus accrued and unpaid interest to, but not including, the Convertible Notes Redemption Date. As a result of the Convertible Notes being called for redemption, holders of the Convertible Notes may elect to convert their Convertible Notes at any time prior to 5:00 PM, New York City time, on June 22, 2021. The current conversion rate of the Convertible Notes is 58.3324 (the “Conversion Rate”). In addition, as a result of the Company’s call for redemption of the Convertible Notes, a make-whole fundamental change has occurred under the indenture governing the Convertible Notes. Accordingly, if a holder of the Convertible Notes elects to convert its Convertible Notes, the Conversion Rate will be increased by 0.3818 additional shares of Class A common stock of the Company. The settlement method for the Convertible Notes surrendered for conversion will be cash up to the principal amount and shares of Class A common stock for the remainder of the conversion obligation, with the number of shares determined in accordance with the terms of the indenture governing the Convertible Notes.

1 The original press release incorrectly stated that the 2027 Notes will be redeemed on April 23, 2027. The 2027 Notes will be redeemed on April 23, 2021, as stated in the Current Report on Form 8-K to which this Exhibit 99.1 is attached.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release does not constitute a notice of redemption under the indenture governing the 2027 Notes or the indenture governing the Convertible Notes.

About Cowen Inc.

Cowen Inc. (“Cowen” or the “Company”) is a diversified financial services firm offering investment banking services, equity and credit research, sales and trading, prime brokerage, global clearing, commission management services and actively managed alternative investment products. Cowen focuses on delivering value-added capabilities to our clients in order to help them outperform. Founded in 1918, the Company is headquartered in New York and has offices worldwide. Learn more at Cowen.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements relating to the expected redemption of the 2027 Notes and the anticipated use of the proceeds of the offering. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in the prospectus relating to the offering of the Notes, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2020 and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, as filed with the SEC. The Annual Report on Form 10-K is available at our website at www.cowen.com and at the SEC website at www.sec.gov.

Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

For further information, contact:

Cowen Inc.

J.T. Farley, Investor Relations

(646) 562-1056

james.farley@cowen.com

3